Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 11, 2019 with respect to the audited consolidated balance sheet of Global Medical REIT Inc. and its subsidiaries as of December 31, 2018, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes and the schedule listed in the Index at Item 15, appearing in the Annual Report on Form 10-K of Global Medical REIT Inc. and its subsidiaries for the year ended December 31, 2019.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
June 9, 2020